Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59350, 333-31784, and 333-44822 on Form S-8 of our report dated March 28, 2008 relating to the financial statements and financial statement schedule of Onvia, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Onvia, Inc. for the year ended December 31, 2007, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), Share Based Payment, effective January 1, 2006.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
March 28, 2008